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                                                                   EXHIBIT 10.50

                                   AGREEMENTS
                                BETWEEN ALGONQUIN
                                  AND COLONIAL

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                                                                   EXHIBIT 10.50

                               PRECEDENT AGREEMENT

      This PRECEDENT AGREEMENT ("Precedent Agreement") is made and entered into this 13th day of June, 2001, by and between Algonquin Gas Transmission Company,
     ----        ----
a Delaware corporation ("Algonquin" or "Pipeline"), and Colonial Gas Company, d/b/a KeySpan Energy Delivery New England, a Massachusetts corporation ("Customer"). Pipeline and Customer are sometimes referred to herein individually as a ("Party"), or collectively as the ("Parties").

                                   WITNESSETH:

      WHEREAS, Pipeline owns and operates an interstate gas transmission system in the Northeastern United States;

      WHEREAS, on October 10, 2000, in FERC Docket No. CP01-5, Pipeline filed an application with the Federal Energy Regulatory Commission ("FERC" or "Commission") for authorization to construct an extension of its mainline from a point near Weymouth, Massachusetts, to an interconnection with Maritimes & Northeast Pipeline, L.L.C.'s ("Maritimes") proposed Phase III project facilities in Beverly, Massachusetts (the "HubLine/SM/" Project") (Maritimes' Phase III project, which is more fully described in FERC Docket No. CP01-4, shall hereinafter be referred to as the "Phase III Project");

      WHEREAS, Algonquin proposes to construct an expansion of its G system lateral, pursuant to which Algonquin proposes to increase the capacity of the lateral by replacing all or a portion of the lateral line pipe with a larger diameter pipe (the "G System Expansion Project") (the HubLine/SM/ Project and the G System Expansion Project shall collectively be referred to herein as the "Project");

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      WHEREAS, Customer desires to obtain firm transportation service from
Pipeline as part of the Project for certain quantities of Customer's natural gas; and

      WHEREAS, subject to the terms and conditions of this Precedent Agreement, Pipeline is willing to endeavor to construct the Project and provide the firm transportation service Customer desires;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, Pipeline and Customer agree to the following:

      1. Subject to the terms and conditions of this Precedent Agreement, Pipeline shall proceed with due diligence to obtain from all governmental and regulatory authorities having competent jurisdiction over the premises, including, but not limited to, the FERC, the authorizations and/or exemptions Pipeline determines are necessary: (i) for Pipeline to construct, own, operate, and maintain the Project facilities necessary to provide the firm transportation service contemplated herein; and (ii) for Pipeline to perform its obligations as contemplated in this Precedent Agreement. Pipeline reserves the right to file and prosecute any and all applications for such authorizations and/or exemptions, any supplements or amendments thereto, and, if necessary, any court review, which are consistent with this Precedent Agreement in a manner it deems to be in its best interest. During the term of the Precedent Agreement, Customer expressly agrees to support and cooperate with, and to not oppose, obstruct or otherwise interfere with in any manner whatsoever, the efforts of Pipeline to obtain all authorizations and/or exemptions and supplements and amendments thereto necessary for Pipeline to


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construct, own, operate, and maintain the Project facilities and to provide the firm transportation service contemplated in this Precedent Agreement and to perform its obligations as contemplated by this Precedent Agreement. Provided, however, that nothing herein shall prevent Customer from protesting any regulatory filings contemplated by this Paragraph 1 that may be inconsistent with this Precedent Agreement.

      2. Within ninety (90) days after execution of this Precedent Agreement, Customer will advise Pipeline in writing of: (i) any facilities which Customer must construct, or cause to be constructed, in order for Customer to utilize the firm transportation service contemplated in this Precedent Agreement; and (ii) any necessary or desirable governmental, contractual and/or regulatory authorizations, approvals, certificates, permits and/or exemptions associated with the facilities identified pursuant to (i) above ("Customer's Authorizations").

      3. Subject to the terms and conditions of this Precedent Agreement, Customer shall proceed with due diligence to obtain Customer's Authorizations. Customer reserves the right to file and prosecute applications for Customer's Authorizations, and, if necessary, any court review, in a manner it deems to be in its best interest; provided, however, Customer shall pursue Customer's Authorizations in a manner designed to implement the firm transportation service contemplated herein in a timely manner. Pipeline agrees to use reasonable efforts to assist Customer in obtaining Customer's Authorizations. Customer agrees to promptly notify Pipeline in writing when each of the required authorizations, approvals and/or exemptions are


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received, obtained, rejected or denied. Customer shall also promptly notify
Pipeline in writing as to whether any such authorizations, approvals and/or exemptions received or obtained are acceptable to Customer.

      4. To effectuate the firm transportation service contemplated herein, Customer and Pipeline agree that, within thirty (30) days following the date on which the Commission issues an order granting Pipeline a certificate of public convenience and necessity to construct the HubLine/SM/ Project facilities, they will execute a firm transportation service agreement under Pipeline's Rate Schedule AFT-1 ("Service Agreement"), which (i) specifies a Maximum Daily Transportation Quantity ("MDTQ") of 15,000 dekatherms per day ("Dth/d"), exclusive of fuel requirements, effective on the Service Commencement Date (as determined in accordance with Paragraph 5 of this Precedent Agreement), with the quantity increasing to 25,000 Dth/d effective November 1, 2003 (which shall be the initial MDTQ under the Service Agreement, in the event that the Service Commencement Date occurs on or after November 1, 2003), (ii) specifies a primary term that extends for ten (10) years from the first day of the first full month following the Service Commencement Date ("Primary Term"), (iii) specifies a Primary Point of Receipt at the interconnection between the HubLine/SM/ Project facilities and the Phase III Project facilities in Beverly, Massachusetts (with an MDRO equal to the MDTQ), (iv) specifies the interconnections between Pipeline's facilities and Customer's facilities in or near Sagamore, Massachusetts, and in or near Bourne, Massachusetts, respectively, as the Primary Points of Delivery, with an MDDO at each point equal to sixty (60) percent of the MDTQ at Sagamore and forty (40) percent of the MDTQ at Bourne and a minimum delivery pressure at each point of 270 psig; (v) permits


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Customer (aa) to assign, any time prior to the Service Commencement Date, or
(bb) to release, anytime after the Service Commencement Date (under Pipeline's then-effective capacity release provisions in its FERC Gas Tariff), all or any portion of such Service Agreement to any of its local gas distribution company affiliates (provided that, Customer shall not be permanently discharged from its obligations under the Service Agreement, unless the assignee (or its guarantor) or replacement shipper (or its guarantor), as applicable, has an investment grade credit rating for its long-term senior unsecured debt from a recognized rating agency, or Pipeline otherwise determines, in its reasonable discretion, that the assignee or replacement shipper, as applicable, is sufficiently creditworthy to satisfy the assigned/released obligations). Service under the Service Agreement shall be subject to an NGA Section 7(c) initial rate (unless Pipeline and Customer mutually agree upon a negotiated or discounted rate), plus fuel retainage and all applicable surcharges. Service pursuant to the Service Agreement will commence on the date specified by Pipeline in its written notice to Customer pursuant to Paragraph 5 of this Precedent Agreement.

      5. Upon satisfaction or waiver of all the conditions precedent set forth in Paragraph 8 of this Precedent Agreement, Pipeline shall notify Customer of such fact, and that service under the Service Agreement will commence on a date certain, which date will be the later of: (i) November 1, 2002; (ii) the date that all of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement are satisfied or waived; or (iii) the date on which Maritimes' Phase III Project is commissioned, tested and made available for service ("Service Commencement Date"). On and after the date on which Pipeline has notified Customer that service under the Service Agreement will


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commence, Pipeline shall provide firm transportation service for Customer pursuant to the terms of the Service Agreement and Customer will pay Pipeline for all applicable charges required by the Service Agreement.

      6. Pipeline will undertake the design of the Project facilities and any other preparatory actions necessary for Pipeline to complete and file its certificate application(s) with the Commission. Prior to satisfaction of the conditions precedent set forth in Paragraph 8 of this Precedent Agreement (with the exception of 8(A)(v)), Pipeline shall have the right, but not the obligation, to proceed with the necessary design of facilities, acquisition of materials, supplies, properties, rights-of-way and any other necessary preparations to implement the firm transportation service under the Service Agreement as contemplated in this Precedent Agreement.

      7. Upon satisfaction of the conditions precedent set forth in Paragraphs 8(A)(i) through 8(A)(iv), inclusive, and 8(B) of this Precedent Agreement, or waiver of the same by Pipeline or Customer, as applicable, Pipeline shall proceed (subject to the continuing commitments of all customers executing precedent agreements and service agreements for service utilizing the firm transportation capacity to be made available by the Project) with due diligence to construct the authorized Project facilities and to implement the firm transportation service contemplated in this Precedent Agreement on November 1, 2002. Notwithstanding Pipeline's due diligence, if Pipeline is unable to commence the firm transportation service for Customer as contemplated herein on November 1, 2002, Pipeline will continue to proceed with due diligence to complete arrangements for such firm transportation service, and commence


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the firm transportation service for Customer at the earliest practicable date thereafter. Pipeline will neither be liable nor will this Precedent Agreement or the Service Agreement be subject to cancellation if Pipeline is unable to complete the construction of such authorized Project facilities and commence the firm transportation service contemplated herein by November 1, 2002.

      8. Commencement of service under the Service Agreement and Pipeline's and Customer's rights and obligations under the Service Agreement are expressly made subject to satisfaction of the following conditions precedent:

      (A) Only Pipeline shall have the right to waive the conditions precedent set forth in Paragraph 8(A):

            (i) Pipeline's receipt and acceptance by September 1, 2002, of all necessary certificates and authorizations from the Commission to construct, own, operate and maintain the Project facilities, as described in Pipeline's certificate application as it may be amended from time to time, necessary to provide the firm transportation service contemplated herein and in the Service Agreement and to charge the initial Section 7(c) rates requested, as contemplated in this Precedent Agreement;

            (ii) Pipeline's receipt of approval by September 1, 2002, from its Board of Directors or similar governing body to expend the capital necessary to construct the Project facilities;


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            (iii) Pipeline's receipt of all necessary governmental
                  authorizations, approvals, and permits required to construct the Project facilities necessary to provide the firm transportation service contemplated herein and in the Service Agreement other than those specified in Paragraph 8(A)(i);

            (iv) Pipeline's procurement of all necessary rights-of-way easements or permits in form and substance acceptable to Pipeline; and

            (v) Pipeline's completion of construction of the necessary Project facilities required to render firm transportation service for Customer pursuant to the Service Agreement and Pipeline being ready and able to place such facilities into gas service; and

      (B) Customer's receipt and acceptance by July 1, 2002, of all Customer's Authorizations (only Customer shall have the right to waive this condition precedent).

      Unless otherwise provided for herein, the Commission authorization(s) and approval(s) contemplated in Paragraph 1 of this Precedent Agreement must be issued in form and substance reasonably satisfactory to both Parties hereto. For purposes of this Precedent Agreement, such Commission authorization(s) and approval(s) shall be deemed satisfactory if issued or granted in form and substance as requested, or if issued in a manner acceptable to Pipeline and such authorization(s) and approval(s), as issued, will not have, in Customer's sole and absolute discretion, not to be exercised in an unreasonable manner, a material adverse effect on Customer. Customer shall notify


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Pipeline in writing not later than fifteen (15) days after the issuance of the
Commission certificate(s), authorization(s) and approval(s), including any order issued as a preliminary determination on non-environmental issues, contemplated in Paragraph 1 of this Precedent Agreement if such certificate(s), authorization(s) and approval(s) are not satisfactory to Customer. All other governmental authorizations, approvals, permits and/or exemptions that Pipeline must obtain must be issued in form and substance reasonably acceptable to Pipeline. All governmental approvals that Pipeline is required by this Precedent Agreement to obtain must be duly granted by the Commission or other governmental agency or authority having jurisdiction, and must be final and no longer subject to rehearing or appeal; provided, however, Pipeline may waive the requirement that such authorization(s) and approval(s) be final and no longer subject to rehearing or appeal.

      9. If Customer: (i) terminates this Precedent Agreement for any reason;
(ii) otherwise fails to perform, in whole or in part, its material duties and obligations hereunder; or (iii) during the term of this Precedent Agreement, interferes with or obstructs the receipt by Pipeline of the authorizations and/or exemptions contemplated by and consistent with this Precedent Agreement as requested by Pipeline and, as a result of such actions by Customer, Pipeline does not receive the authorizations and/or exemptions in form and substance as requested by Pipeline or does not receive such authorizations and/or exemptions at all, then Customer shall, at the option and election of Pipeline, reimburse Pipeline for Customer's proportionate share (as prorated based on initial MDTQs among all customers taking actions described in this Paragraph 9) of Pipeline's costs incurred, accrued, allocated to, or for which Pipeline is contractually


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obligated to pay in conjunction with its efforts to satisfy its obligations under this Precedent Agreement ("Pre-service Costs"). Pre-service Costs will include, but will not be limited to, those expenditures and/or costs incurred, accrued, allocated to, or for which Pipeline is contractually obligated to pay associated with engineering, construction, materials and equipment, environmental, regulatory, and/or legal activities, and internal overhead and administration and any other costs related to the firm service contemplated in this Precedent Agreement incurred in furtherance of Pipeline's efforts to satisfy its obligations under this Precedent Agreement. Customer's obligation to pay Pre-service Costs hereunder shall be limited to a maximum amount of $500,000.00. Notwithstanding the foregoing, Customer acknowledges and agrees that Pipeline shall in no way be precluded from seeking recovery of additional amounts from Customer for losses or damages related to breach of contract. For breaches of contract that occur prior to thirty (30) days following the date on which the Commission issues an order granting Pipeline a certificate of public convenience and necessity to construct the HubLines/SM/ Project facilities, neither Party shall be liable to the other Party for incidental, consequential or punitive damages arising out of or in any way related to this Precedent Agreement.

      10. If the conditions precedent set forth in Paragraph 8 of this Precedent Agreement, excluding the condition precedent set forth in Paragraph 8 (A)(v), have not been fully satisfied, or waived by Pipeline, by the earlier of the applicable dates specified therein or March 1, 2004, and this Precedent Agreement has not been terminated pursuant to Paragraphs 11 or 12 of this Precedent Agreement, then either Pipeline or Customer may thereafter terminate this Precedent Agreement and the


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Service Agreement by giving ninety (90) days prior written notice of its intention to terminate to the non-terminating Party; provided, however, if the conditions precedent are satisfied, or waived by Pipeline or Customer, as applicable, within such ninety (90) day notice period, then termination of such agreements will not be effective.

      11. In addition to the provisions of Paragraph 10 of the Precedent Agreement, Pipeline may terminate this Precedent Agreement at any time upon fifteen (15) days prior written notice to the other Party hereto, if Pipeline, in its sole discretion, determines for any reason that the Project contemplated herein is no longer economically viable or if substantially all of the other precedent agreements, service agreements or other contractual arrangements for the firm service to be made available by the Project are terminated, other than by reason of commencement of service.

      12. If this Precedent Agreement is not terminated pursuant to Paragraphs 10 or 11 of this Precedent Agreement, then this Precedent Agreement will terminate by its express terms on the Service Commencement Date under the Service Agreement (as such date is described in Paragraph 5 of this Precedent Agreement), and thereafter Pipeline's and Customer's rights and obligations related to the transportation transaction contemplated herein shall be determined pursuant to the terms and conditions of such Service Agreement and Pipeline's FERC Gas Tariff, as effective from time to time.

      13. Customer commits that it can and will, promptly upon request by Pipeline, satisfy one of the following creditworthiness requirements:


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      (A) Customer (or any entity that guarantees Customer's obligations under the Service Agreement) has an investment grade rating for its long-term senior unsecured debt from Moody's Investors Service, Inc. of Baa3 or higher or from Standard & Poor's of BBB- or higher. In the event that Customer meets the requirement contained in the immediately preceding sentence initially, but is later downgraded below such investment grade rating, Customer will be required to meet one of the requirements in Paragraph 13(B).

      (B) At any time and from time to time that Customer does not meet the requirements set forth in the first sentence of Paragraph 13(A), Customer will be accepted as creditworthy by Pipeline if (i) Pipeline determines that, notwithstanding the absence of an acceptable credit rating, the financial position of Customer (or an entity that guarantees Customer's obligations under the Service Agreement) is acceptable to Pipeline and its lenders, or (ii) Customer provides an irrevocable letter of credit or other security in such amounts and with such other terms and conditions as shall be acceptable to Pipeline and its lenders.

      (C) This Paragraph 13 shall survive the termination of the Precedent Agreement and shall remain in effect until the Service Agreement terminates in accordance with its terms.

      14. This Precedent Agreement may not be modified or amended unless the Parties execute written agreements to that effect.


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      15. (A) Any company which succeeds by purchase, merger, or consolidation of title to the properties, substantially as an entirety, of Pipeline or Customer, will be entitled to the rights and will be subject to the obligations of its predecessor in title under this Precedent Agreement. Otherwise, except with respect to Paragraph 15(B), neither Customer nor Pipeline may assign any of its rights or obligations under this Precedent Agreement without the prior written consent of the other Party hereto.

      (B) Customer acknowledges and agrees that Pipeline shall have the right to assign, mortgage, or pledge all or any of its rights, interests, and benefits under this Precedent Agreement and/or the Service Agreement to secure payment of any indebtedness incurred or to be incurred in connection with the development and construction of the Project facilities.

      16. Except as expressly provided for in this Precedent Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person not a Party hereto any rights, remedies or obligations under or by reason of this Precedent Agreement.

      17. Each and every provision of. this Precedent Agreement shall be considered as prepared through the joint efforts of the Parties and shall not be construed against either Party as a result of the preparation or drafting thereof. It is expressly agreed that no consideration shall be given or presumption made on the basis of who drafted this Precedent Agreement or any specific provision hereof.


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      18. The recitals and representations appearing first above are hereby incorporated in and made a part of this Precedent Agreement.

      19. This Precedent Agreement shall be governed by, construed, interpreted, and performed in accordance with the laws of the Commonwealth of Massachusetts, without recourse to any laws governing the conflict of laws.

      20. Except as herein otherwise provided, any notice, request, demand, statement, or bill provided for in this Precedent Agreement, or any notice which either Party desires to give to the other, must be in writing and will be considered duly delivered when mailed by registered or certified mail to the other Party's Post Office address set forth below:

             Pipeline:     1284 Soldiers Field Road
                           Boston, Massachusetts 02135
                           Attn: Vice President, Marketing

             Customer:     201 Rivermoor Street
                           West Roxbury, Massachusetts 02108
                           Attn: Director of Customer Choice and Gas Resource
                                 --------------------------------------------
                           Management
                           ----------

or at such other address as either Party designates by written notice. Routine communications, including monthly statements, will be considered duly delivered when mailed by either registered, certified, or ordinary mail.

      21. When used in this Precedent Agreement, and unless otherwise defined herein, capitalized terms shall have the meanings set forth in Pipeline's FERC Gas Tariff on file with the Commission, as amended from time to time.


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       IN WITNESS WHEREOF, the Parties hereto have caused this Precedent
Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

Algonquin Gas Transmission Company          Colonial Gas Company,
                                            d/b/a KeySpan Energy Delivery
                                            New England


By: /s/ [ILLEGIBLE]                         By: /s/ [ILLEGIBLE]
    ----------------------                      ----------------------
Title: SVP                                  Title: PRESIDENT
       -------------------                         -------------------


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